Exhibit 5.1

201 South Main Street, Suite 1800 Salt Lake City, Utah 84111 Telephone 801.532.1234 Facsimile 801.536.6111	A Professional Law Corporation	Mark E. Lehman Direct 801.532.1234 MLehman@parsonsbehle.com

August 8, 2013

Board of Directors

inContact, Inc.

7730 S. Union Park Ave., Suite 500

Midvale, Utah 84047

Re:	Registration Statement on Form S-3

Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about August 9, 2013, with respect to the registration under the Securities Act of 1933, as amended, of a total of 376,459 shares of common stock (the “Shares”).

All of the Shares are to be offered for sale by, and for the benefit of, the Selling Security Holders named in the Registration Statement. The Shares are to be sold from time to time in the public market at prevailing prices or as otherwise described in the Registration Statement.

As your legal counsel, we have examined the proceedings taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares are legally and validly issued, fully paid, and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Sincerely,

/s/ Parsons Behle & Latimer

Parsons Behle & Latimer